October 15, 2004

OLD POINT FINANCIAL CORPORATION 3RD QUARTER 2004

EARNINGS RELEASE

Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today third quarter, 2004, earnings of $2.09 million, up by 7% from the comparable quarter in 2003. Earnings for the nine months ending September 30, 2004, are $6.49 million, up 11% from the previous year.

Net interest income after provision for loan losses for the quarter was up by 6% from the same quarter in 2003, and also for the year. Total Assets as of September 30, 2004, are $692.02 million, up 16% over 2003. Net Loans rose to $424.56 million, up by 10%, and Deposits increased to $521.79 million, up by 11% from the previous year.

"We have been pleased with the growth of our loans and deposits over the last year," said Robert F. Shuford, Chairman and President of Old Point Financial Corporation, "And despite preparing for the opening of three new offices within the next seven months - in the NewTown area of Williamsburg, on Independence Boulevard in Virginia Beach, and in the Eagle Harbor area of Isle of Wight - we have still been able to post record earnings."

Return on Average Assets (ROA) for year-to-date 2004 is 1.31%, and Return on Average Equity (ROE) is 13.21%. Basic net income per share for the nine months ending September 30, 2004, is $1.63, a 10% increase over the first nine months of 2003. On a fully diluted basis, income per share is $1.59.

Old Point Financial Corporation (Nasdaq Small Cap "OPOF") is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A., a wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286

Unaudited
Old Point Financial Corporation
Consolidated Balance Sheets
Dollars in thousands, except per share data

Assets	30-Sep-04	30-Sep-03
Cash and due from banks	$19,482	$14,383
Federal funds sold	17,986	3,699
Cash and cash equivalents	37,469	18,082
Investments:
Securities available for sale	188,202	152,786
Securities to be held to maturity	9,224	12,715
Trading account securities	0	0
Loans, net of allowance for loan losses of	424,561	385,935
$4,671 and $4,860
Foreclosed assets	0	26
Bank premises and equipment, net	17,710	13,585
Other assets:	14,855	12,927
Total Assets	$692,021	$596,056

Liabilities	30-Sep-04	30-Sep-03
Noninterest-bearing deposits	$110,010	$98,836
Savings deposits	195,765	167,480
Time deposits	216,019	202,481
Total deposits	521,794	468,797
Federal funds purchased and securities sold	38,049	22,107
under agreement to repurchase
Federal Home Loan Bank advances	60,000	40,000
Interest-bearing demand notes issued to the United	1,238	569
States Treasury and other liabilities for borrowed money
Other liabilities	3,080	3,243

Total Liabilities	624,161	534,716

Stockholders' Equity
Common stock, $5.00 par value	20,026	19,852
2004 2003
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 4,005,172 3,970,493
Surplus	13,600	12,261
Undivided profits	33,741	29,022
Unrealized gain/(loss) on securities	493	205
Total stockholders' equity	67,860	61,340

Total Liabilities and Stockholders' Equity	$692,021	$596,056

Unaudited
Old Point Financial Corporation
Consolidated Statements of Earnings
Dollars in thousands, except per share data
Interest Income	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
Interest and fees on loans	$6,704	$6,547	$19,540	$19,980
Interest on federal funds sold	45	24	107	118
Interest on securities
Taxable	1,292	1,023	3,805	3,097
Exempt from Federal income tax	461	538	1,432	1,658
Dividends and Interest on all other securities	42	33	106	95
Total interest income	8,544	8,165	24,990	24,948

Interest Expense

Interest on savings deposits	261	235	735	820
Interest on time deposits	1,409	1,514	4,164	4,914
Interest on federal funds purchased and	86	51	220	170
securities sold under agreement to repurchase
Interest on FHLB advances	587	512	1,673	1,512
Interest on demands notes (note balances)	(4)	4	3	12
issued to the United States Treasury and on other
borrowed money
Total Interest expense	2,339	2,316	6,795	7,428

Net Interest Income	6,205	5,849	18,195	17,520
Provision for loan losses	300	300	650	900

Net interest income after provision for loan losses	5,905	5,549	17,545	16,620

Other Income

Income from fiduciary activities	622	604	1,934	1,673
Service charges on deposits	1,174	743	3,199	2,187
Other service charges, commissions and fees	411	274	1,191	950
Other operating income	196	285	584	777
Security gains(losses)	12	15	211	45
Trading account income	0	0	0	0
Total Other income	2,415	1,921	7,119	5,632

Other Expenses

Salaries and employee benefits	3,346	3,058	9,813	8,962
Occupancy expense of bank premises	355	310	1,015	920
Furniture and equipment expense	407	408	1,213	1,229
Other operating expenses	1,324	1,106	3,766	3,363
Total other expenses	5,432	4,882	15,807	14,474

Income before taxes	2,888	2,588	8,857	7,778
Applicable income taxes	795	624	2,365	1,920

Net Income	2,093	1,964	6,492	5,858

Per Share
Based on weighted average number of common	4,001,129	3,967,134	3,993,011	3,954,717
shares outstanding
Basic Earnings per share	$0.52	$0.50	$1.63	$1.48

Diluted Earnings per share	$0.51	$0.48	$1.59	$1.44

Cash Dividends Declared	$0.16	$0.15	$0.46	$0.39